Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES M

$750,000,000

FLOATING RATE SENIOR NOTES, DUE OCTOBER 2021

FINAL TERM SHEET

Dated September 13, 2017

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)
Title of the Series:	Floating Rate Senior Notes, due October 2021 (the “Notes”)
Aggregate Principal Amount Initially Being Issued:	$750,000,000
Issue Price:	100.00%
Trade Date:	September 13, 2017
Settlement Date:	September 18, 2017 (T+3)
Maturity Date:	October 1, 2021
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters Page LIBOR01)
Index Maturity:	90 days
Spread:	65 basis points
Interest Payment Dates and Interest Reset Dates:	January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2018, subject to adjustment in accordance with the modified following business day convention (adjusted). The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, January 1, 2018, the initial Interest Payment Date.
Interest Periods:	Quarterly
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

The Huntington Investment Company

UniCredit Capital Markets LLC

Westpac Capital Markets, LLC

Junior Co-Managers:	Academy Securities, Inc Great Pacific Securities Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.
CUSIP: ISIN: Concurrent Offerings:

06051GGU7

US06051GGU76

$2,000,000,000 2.328% Fixed/Floating Rate Senior Notes, due October 2021

$1,750,000,000 3.093% Fixed/Floating Rate Senior Notes, due October 2025

The Issuer is also offering C$500mm Fixed/Floating Rate Senior Notes, due September 2025.

The settlement of the Notes is not contingent on the settlement of any of the concurrent offerings.

Optional Redemption:

The Issuer may redeem the Notes, at its option, in whole, but not in part, on October 1, 2020, upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

2